Exhibit 99
PRESS RELEASE

Issued By: Cortland Bancorp ( OTC: CLDB )
Date Issued: November 5, 2009
The Board of Directors of Cortland Bancorp (the “Company”) and the Cortland Savings and Banking Company (the “Bank”) appointed, effective November 2, 2009, James M. Gasior as President and Chief Executive Officer of the Company and the Bank. Mr. Gasior, age 50, previously served as Senior Vice President and Chief Financial Officer of the Company and the Bank since November 2005 and had been employed by the Bank since March 1990. Mr. Gasior has also served as a Director of the Company and the Bank since 2005. On an interim basis, Mr. Gasior will continue to serve as the Company’s principal financial officer. Mr. Gasior has also served as the General Audit Officer of the Bank and as Vice President and Chief Operations Officer and Senior Vice President and Chief Lending Officer for both the Company and Bank. Prior to joining the Company and the Bank, Mr. Gasior was employed as an Audit Manager with Ernst and Young, CPA’s.
Also effective November 2, 2009, the Board of Directors appointed Timothy Carney as Director and Executive Vice President of the Company and the Bank. Mr. Carney, age 44, previously served as Senior Vice President and Chief Operations Officer of the Bank since April 2008. As Executive Vice President, Mr. Carney will continue to serve as the Company’s principal operations officer and will have additional responsibilities for branch administration and business development. Mr. Carney previously served as an operations officer and has been employed by the Bank since October 1993.
Rodger W. Platt, who was appointed as Interim President effective October 2, 2009 by the Company’s Board of Directors will continue to serve in an advisory position through November 30, 2009. Mr. Platt will continue to serve as a Director Emeritus.